1787fp

Everything you need to take controlof your finances – in one place.

About
Terms
Financials
Filings
Discussion
Risks

Introducing 1787fp

WHAT WE DO 1787fp designs software to help young professionals properly manage their finances, make smart money decisions, and work toward financial independence. The 1787fp app has three powerful financial management tools that fit your pocket: financial planning tools, investments, and payments.

Learn more about 1787fp at 155 Gibbs Street.

Be a part of 1787fp

This is an offering of Common, under registration exemption 4(a)(6), in 1787 Financial Corporation, Inc. , doing business as 1787fp. This offering must raise at least $10,000 by June 19, 2016 at 4:00pm ET. If this offering doesn't reach its *target*, then your money will be refunded. 1787fp may issue additional securities to raise up to $100,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

8,158,730 shares × $0.63 per share
= $5,140,000 implied valuation

Financials

The purpose of this offering is to help finish the software development. The funding will go towards development and marketing the application.

1787fp's official name is 1787 Financial Corporation, Inc. , so that's the name that appears in the statements below.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- Executive certification

1787fp's SEC filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

Ask 1787fp a question

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Understand the risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.